Exhibit 99.1

Capital Senior Living Corporation

For Immediate Release	Contact:	Ralph A. Beattie 972/770-5600
CAPITAL SENIOR LIVING CORPORATION
ANNOUNCES THE APPOINTMENT OF MICHAEL W. REID
TO ITS BOARD OF DIRECTORS
DALLAS — (BUSINESS WIRE) — September 16, 2009 — Capital Senior Living Corporation (NYSE:CSU), one of the country’s largest operators of senior living communities, announced today that Michael W. Reid has been appointed to its Board of Directors.
Mr. Reid has nearly 30 years of investment banking and real estate experience, including heading Lehman Brothers REIT equity practice for nine years as Managing Director in the Global Real Estate Department. In that capacity, he was responsible for developing and implementing the business strategy for a successful REIT equity underwriting business. Mr. Reid also served as Chief Operating Officer at SL Green Realty Corp, where some of his responsibilities included strategic planning, finance and reporting, capital markets, operations and budgeting for a $4 billion publicly traded REIT. Mr. Reid is currently a partner at Herald Square Properties, a real estate investment and management company focused on opportunities in the midtown Manhattan office market. He holds a Bachelor of Arts and Master of Divinity, both from Yale University.
“We are extremely pleased to add a director with Michael’s record of achievement and qualifications, and we believe his extensive capital markets, real estate and public company experience will be a valuable addition to our Board,” said Lawrence A. Cohen, Chief Executive Officer. “In addition, Michael’s successful track record in building businesses, and identifying, advising and capitalizing on opportunities will bring fresh insights that will benefit both the Board and the Company.”
Mr. Reid will take the Board seat vacated by James A. Stroud who previously announced his intention to resign from the Board, effective September 30, 2009. Mr. Reid will become a member of the class of directors whose terms expire at the 2012 Annual Meeting of Stockholders.
Since Mr. Stroud’s resignation, the Nominating Committee has been working with the full Board to select a highly qualified replacement. The Nominating Committee adhered to its independent director selection process which considers the backgrounds of the existing independent directors along with the opportunity to add depth and breadth in certain key criteria. The Committee solicited recommendations from all Board members, gave consideration to and interviewed a number of qualified candidates and after completion of its thorough process made its recommendation to the Board which the Board approved. The Board of Directors of the Company will now be composed of seven independent directors and two management directors.
ABOUT THE COMPANY
Capital Senior Living Corporation is one of the nation’s largest operators of residential communities for senior adults. The Company’s operating philosophy emphasizes a continuum of care, which integrates independent living, assisted living and home care services, to provide residents the opportunity to age in place.
The Company currently operates 66 senior living communities in 23 states with an aggregate capacity of approximately 9,800 residents, including 40 senior living communities which the Company owns or in which the Company has an ownership interest, 25 leased communities and one community it manages for a third party. Resident capacities in the communities operated by the Company indicate that 69 percent of residents live independently, 24 percent of residents require assistance with activities of daily living and 7 percent of residents live in continuing care retirement communities.
Contact Ralph A. Beattie, Chief Financial Officer, at 972-770-5600.
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